Exhibit 99.1

Contact:	Media:	Investors:

	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB REVISES CERTAIN FINANCIAL

INFORMATION WITH FILING OF ITS FIRST QUARTER 2005 FORM 10-Q

(NEW YORK, May 9, 2005) — Bristol-Myers Squibb Company (NYSE: BMY) filed with the Securities and Exchange Commission today its 2005 first quarter Form 10-Q that revises certain financial information relating to additional litigation reserves recorded after the company’s first quarter financial results were announced on April 28.

The revision does not impact the company’s non-GAAP first quarter 2005 financial results, including net earnings per share from continuing operations of $.34, or the full-year non-GAAP earnings guidance reaffirmed on April 28.

In today’s Form 10-Q, pre-tax earnings were reduced by $110 million, reflecting litigation reserves for previously disclosed matters recorded after the issuance of the earnings release. The previously disclosed matters are wholesaler inventory issues and certain other accounting matters. Together with the $30 million reserve previously recorded for such matters, of which $14 million had been reflected in the previously announced first quarter results, total reserves for these matters reported in the Form 10-Q are currently $140 million. The effect of the additional litigation reserve is as follows:

	As Reported on April 28, 2005		Revised in Form 10-Q Filed May 9, 2005
	Net earnings from continuing operations	Diluted earnings per share from continuing operations	Net earnings from continuing operations	Diluted earnings per share from continuing operations
	(dollars in millions except per share amounts)
Three months ended March 31, 2005	$626	$.32	$538		$.27

Bristol-Myers Squibb reaffirmed its earnings guidance of fully-diluted earnings per share from continuing operations for 2005 to be between $1.35 and $1.45 on an adjusted non-GAAP basis which excludes specified items as discussed under “Use of Non-GAAP Financial Information.”

The company reduced its estimate of fully diluted earnings per share when adding back exclusions — such as milestone payments in connection with previously announced external development, cost of early debt retirement, litigation settlements (including related insurance recoveries for significant legal proceedings) and restructurings activities from continuing operations — to $1.32 to $1.42, from $1.37 to $1.47.

Factors that may cause variation in the company’s earnings estimates and other risks and uncertainties, are discussed in the company’s “Statement on Cautionary Factors,” below, and its Securities and Exchange Commission filings. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website. This information does not include other items, which may occur during the year, such as any charges relating to new transactions or arrangements resulting in write-off of in-process research and development, other restructurings, gain on asset disposals and significant legal proceedings (including related potential insurance recoveries). This estimate also excludes potential adjustments to the deferred tax charge recorded in the fourth quarter of 2004 that may be required due to any modifications to the Jobs Creation Act of 2004 or the issuance of additional clarifying guidance from the Department of Treasury.

Use Of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, (including changes in rules and practices) of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, competitive product development, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX(R) litigation in the U.S., and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeff Schoenborn, 212-546-2846, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

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